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EXHIBIT 10(xvi)

Terms of Retirement Arrangement with
John C. Molan
Executive Vice President

        In September 2003, John C. Molan announced his retirement from the Company effective January 1, 2005. Upon retirement, Mr. Molan will receive a cash payment in an amount equal to what his annual base pay would have been for 2005 and a bonus equal to the target bonus he would have received for fiscal 2005, and a pro rata target bonus for the first month of fiscal 2006. Cash payments will be made in British Pounds based on exchange rates in effect as of the date of payment. He will also receive a pro rata distribution, determined as of December 31, 2004, for the three-year performance cycle beginning on December 1, 2003 under the Mid-Term Incentive Plan and an additional sum equal to the difference between the pro rata distribution that would have been paid if his employment had terminated on December 31, 2005, and the amount actually paid to him under the Plan. In addition, he will be granted a stock option in 2005 at the same level as executives of similar rank. The Company will also provide life, medical and disability insurance coverage to Mr. Molan in 2005 comparable to the insurance he received from the Company prior to his retirement.

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  EXHIBIT 10(xvi)
Terms of Retirement Arrangement with John C. Molan Executive Vice President